EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 30, 2001


                  CHROMATICS RECEIVES DETERMINATION LETTER FROM
                       NASDAQ LISTING QUALIFICATIONS PANEL

     NEW YORK, NEW YORK, July 30, 2001 - Chromatics Color Sciences International, Inc. (Nasdaq: CCSI) today announced that it received a determination letter from the staff of The Nasdaq Stock Market on May 29, 2001 that the Company fails to comply with the net tangible assets/market capitalization/net income requirement for continued listing set forth in Nasdaq's Marketplace Rules 4310(c)(2)(B). Further, the Company was notified by letter dated July 3, 2001 by the Hearings Department that the net tangible assets deficiency would be considered a basis for delisting at the Company's hearing before the Nasdaq Listing Qualifications Panel (the "Panel") which is now scheduled for August 16, 2001. Therefore, the net tangible assets/market capitalization/net income deficiency will be a subject of the Company's hearing. The Company's hearing has stayed the delisting of the Company's securities pending the Panel's decision. There can be no assurance that the Qualifications Panel will grant the Company's request for continued listing.

     Chromatics Color Sciences is in the business of color science and has developed technologies and intellectual properties in this field. The Company has received clearance from the Food and Drug Administration (FDA) for the commercial use of its medical device for the non-invasive monitoring of bilirubinemia in newborn infants by healthcare professionals in hospitals, clinics, pediatrician offices and the home environment. The Company believes its technologies and intellectual properties may also have medical applications in the detection and monitoring of other chromogenic diseases which the Company defines as those diagnosed or monitored by the coloration of the human skin, tissue or fluid being affected. Medical applications, in addition to the non-invasive monitoring of bilirubinemia in newborns, will require additional clinical trials and FDA clearances for commercial use.


Contact: Investor Relations, 212-717-6544, for Chromatics Color Sciences International, Inc.